Exhibit 10.1

THE SHYFT GROUP, INC.

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of September 1, 2023 (the “Grant Date”), by and between The Shyft Group, Inc., a Michigan corporation (the “Company”) and Paul Mascarenas (the “Consultant”).

Background

A.	The Company has adopted The Shyft Group, Inc. Stock Incentive Plan, as amended and restated effective May 17, 2023 (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted.

B.	The Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for in this Agreement.

Agreement

Therefore, the parties, intending to be legally bound, agree as follows:

1.          Grant of Restricted Stock Units. Pursuant to the Plan, the Company has granted to the Consultant on the Grant Date an Incentive Award consisting of, in the aggregate, 6,480 Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one share of Common Stock on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. The RSUs shall be credited to a separate account maintained for the Consultant on the books and records of the Company (the “Account”). Capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Plan.

2.          Consideration. The grant of the RSUs is made specifically in consideration of the Consultant’s provision, during the applicable vesting period (or portion thereof), of consulting services to the Company on a non-exclusive basis and as a non-employee consultant, on terms and conditions established for such consulting services as reasonably agreed to between the Company and the Consultant (collectively, the “Consulting Arrangement”).

3.          Restricted Period; Normal Vesting. Except as otherwise provided in this Agreement, provided that a Consulting Termination (as defined below) does not occur before July 31, 2024, the specified portions of the RSUs (rounded down, if necessary, to the nearest whole RSU) will vest in accordance with the following schedule:

Vesting Date	Number of RSUs That Vest
October 31, 2023	25% of RSUs
January 31, 2024	25% of RSUs
April 30, 2024	25% of RSUs
July 31, 2024	Remaining RSUs

The period from the Grant Date to July 31, 2024 is referred to as the “Restricted Period.” Once vested, the RSUs become “Vested Units.”

4.         Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the RSUs are settled in accordance with Section 8 below, neither the RSUs nor the rights relating to the RSUs may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Consultant. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the RSUs or the rights relating to the RSUs shall be wholly ineffective.

5.         Termination of Consulting Arrangement.

(a)         The Consulting Arrangement shall terminate prior to July 31, 2024, if applicable, on such earlier date on which the Consultant ceases to provide such consulting services to the Company under the Consulting Arrangement (a “Consulting Termination,” and the date of such Consulting Termination, the ”Consulting End Date”). For purposes of this Agreement, a Consulting Termination and the Consulting End Date shall be determined, in good faith and on a reasonable basis, in the sole discretion of the Board.

(b)         If a Consulting Termination occurs at the direction of the Company (or due to the death or Disability of the Consultant), then all of the Consultant’s then-unvested RSUs shall immediately vest and become non-forfeitable as of the Consulting End Date.

(c)         Notwithstanding Section 5(b) above, if a Consulting Termination occurs at the direction of the Consultant (and other than due to the death or Disability of the Consultant), then a pro-rated portion of the RSUs shall immediately vest and become non-forfeitable as of the Consulting End Date, with such pro-rated portion equal to the difference between (i) the product (rounded down to the nearest whole RSU) of (A) the number of RSUs subject to this Agreement, multiplied by (B) a fraction (in no case greater than one), the numerator of which is the number of days from and including the Grant Date through and including the Consulting End Date and the denominator of which is the number of days from and including the Grant Date through and including the last day of the Restricted Period, minus (ii) any RSUs that have already vested and become non-forfeitable under this Agreement as of the Consulting End Date. Any RSUs subject to this Agreement that do not vest and become non-forfeitable pursuant to Section 3 or Section 5 shall be forfeited.

6.         Effect of a Change in Control. Notwithstanding anything to the contrary in this Agreement, if a Change in Control occurs during the Restricted Period (and prior to any Consulting End Date) at a time when any RSUs remain unvested under this Agreement, then, immediately prior to the Change in Control and without any action by the Committee or the Board, all of the RSUs that are not then vested shall become immediately vested and non-forfeitable.

7.          Rights as Shareholder; Dividend Equivalents.

(a)         The Consultant shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock.

(b)         Upon and following the settlement of the RSUs, the Consultant shall be the record owner of the shares of Common Stock underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c)         Until such time as the RSUs vest (or are forfeited), the Consultant’s Account shall be credited with an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Consultant if one share of Common Stock had been issued on the Grant Date for each RSU granted to the Consultant as set forth in this Agreement. Dividend Equivalents shall be credited to the Consultant’s Account and interest may be credited on the amount of cash Dividend Equivalents credited to the Consultant’s Account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting restrictions as the RSUs to which they are attributable and shall be paid on the same date that the RSUs to which they are attributable are settled in accordance with Section 8 below. Dividend Equivalents credited to a Consultant’s Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of the Dividend Equivalents and interest, if any.

8.          Settlement of RSUs. Subject to any withholding for applicable taxes pursuant to the Plan, within 30 days following any vesting date described in this Agreement, the Company shall: (a) issue and deliver to the Consultant the number of shares of Common Stock equal to the number of Vested Units and cash equal to any Dividend Equivalents credited with respect to such Vested Units or, at the discretion of the Committee, shares of Common Stock having a fair market value equal to such Dividend Equivalents; and (b) enter the Consultant’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Consultant. Notwithstanding the foregoing, the Committee shall have the discretion to settle vested RSUs in cash using the fair market value of the shares of Common Stock underlying the vested RSUs as of the applicable settlement date. If the Consultant is a “specified employee” within the meaning of Section 409A of the Code and a payment subject to Section 409A of the Code (and not excepted therefrom) is due upon separation from service, such payment to the extent necessary to comply with Section 409A of the Code shall be delayed until six months after the date of separation from service (or if earlier the Consultant’s death).

9.         No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Consultant any right to be retained in any position, as an employee, consultant, or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Consultant’s service to or status with the Company at any time, with or without cause.

10.         Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted or terminated in any manner as contemplated by Section 4.3 of the Plan (the RSUs and this Agreement are subject to mandatory adjustment pursuant to the terms of Section 4.3 of the Plan).

11.          Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Consultant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12.          Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Consultant indicating restrictions on transferability of the RSUs or the shares of Common Stock issuable upon settlement of the RSUs pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws, or any stock exchange on which the shares of Common Stock are then listed or quoted.

13.          Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Consultant under this Agreement shall be in writing and addressed to the Consultant at the Consultant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.          Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Michigan without regard to conflict of law principles.

15.          Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Consultant or the Company to the Committee for review. The resolution of such dispute by the Committee (excluding any participation by the Consultant if he or she then serves on the Committee) shall be final and binding on the Consultant and the Company.

16.         RSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated in this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement will be binding upon the Consultant and the Consultant’s beneficiaries, executors, and administrators.

18.          Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.          Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Incentive Awards in the future. Future Incentive Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Consultant’s membership on the Board.

20.          Section 409A. This Agreement is intended to qualify for the short-term deferral exception under Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In all events, payment in respect of the RSUs shall be made within the short-term deferral period specified under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Consultant on account of non-compliance with Section 409A of the Code.

21.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22.          Acceptance. The Consultant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Consultant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Consultant acknowledges that there may be adverse tax consequences upon the grant, vesting, or settlement of the RSUs or disposition of the underlying shares and that the Consultant has been advised to consult a tax advisor prior to such grant, vesting or disposition. The Company respects the Consultant’s privacy. In order to administer the Consultant’s equity award, the Company collects and uses certain personal information about the Consultant, including the Consultant’s prior equity grant information where applicable. If the Consultant is a California resident, the Consultant should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about the Consultant and the purposes for which the Company will use such data.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Restricted Stock Unit Agreement as of the Grant Date.

COMPANY:	CONSULTANT:

The Shyft Group, Inc.

/s/ Colin Hindman	/s/ Paul Mascarenas

By: Colin Hindman	Paul Mascarenas

Its: Chief Human Resources Officer

Revision Dated September 1, 2023